Exhibit 99.2

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Issues $125 million of Senior Secured Notes Due 2018

Englewood, CO – January 31, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) and certain of its subsidiaries (“Westmoreland”) announced today the closing of its offering of $125.0 million aggregate principal amount of Senior Secured Notes due 2018 (the “Notes”) in a private placement.  The Notes are additional notes to the already outstanding $150 million principal amount of existing 10.75% Senior Secured Notes due 2018.

The proceeds from the offering of the Notes will be used primarily to finance the acquisition of the Kemmerer Mine.  We expect to use $76.5 million as cash consideration for the acquisition and approximately $24.7 million for reclamation bonding collateral for the Kemmerer Mine.  The remainder will be used to fund the Kemmerer Mine’s initial working capital, to pay all estimated transaction fees and expenses incurred in connection with this offering, and for general corporate purposes.

The Notes were sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The issuance of the Notes was not registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Information

This press release contains “forward-looking” statements.  Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk.  It is possible that future events may differ from expectations due to a variety of risks and other factors such as market conditions. It is not possible to foresee or identify all such factors.  Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of Westmoreland’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  Westmoreland does not intend to update any particular forward-looking statements contained in this press release.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

# # #
Contact: Kevin Paprzycki (855) 922-6463